December 3, 1998



Office of Applications and Report Services
Securities and Exchange Commission
Washington, D.C.  20549

Dear Sir or Madame:

We are transmitting herewith Indiana Energy, Inc.'s
1998 Proxy Statement.

Respectfully,


/s/Debby Baker
Debby Baker

DB:tmw


                      SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                   (Amendment No.            )

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     by Rule 14a-6(e)(2))    [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


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              (Name of Person(s) Filing Proxy Statement)

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                                 IEI

                        INDIANA ENERGY, INC.
                     1630 North Meridian Street
                  Indianapolis, Indiana  46202-1496


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JANUARY 27, 1999



TO THE SHAREHOLDERS OF INDIANA ENERGY, INC.

     The annual meeting of shareholders of Indiana Energy, Inc. ("Company") will be held at the principal office of the Company, 1630 North Meridian Street, Indianapolis, Indiana 46202, on Wednesday, January 27, 1999, at 10:30 a.m. (Eastern Standard Time), for the following purposes:

     1. To elect four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected; and

     2. To transact such other business as may properly come before the meeting, or any adjournment of the meeting.

     As allowed by the Company's Code of By-Laws, the board of directors has fixed the close of business on November 23, 1998, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

     It is important that your stock be represented at this meeting to assure a quorum. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to the Company in the accompanying addressed envelope. No stamp is required if mailed in the United States. You have the unconditional right to revoke your proxy at any time before the authority granted by it is exercised.

     By order of the board of directors.


                                   INDIANA ENERGY, INC.


                                      /s/ Anthony E. Ard
                                   By ANTHONY E. ARD
                                   Secretary and Senior Vice
                                   President - Corporate Affairs
Indianapolis, Indiana
December 4, 1998


                            CONTENTS



PURPOSES OF MEETING
VOTING SECURITIES
ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
 1.  THE AUDIT COMMITTEE
 2.  THE COMPENSATION COMMITTEE
 3.  THE NOMINATING COMMITTEE
 4.  THE PUBLIC AND ENVIRONMENTAL AFFAIRS COMMITTEE
DIRECTORS' COMPENSATION
COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
 COMPENSATION COMMITTEE REPORT
 A. EXECUTIVE COMPENSATION POLICY
 B. COMPONENTS OF EXECUTIVE COMPENSATION
 C. CHIEF EXECUTIVE OFFICER COMPENSATION
 D. COMPENSATION CONSULTANT, TERMINATION BENEFITS AGREEMENTS AND
      DEDUCTIBILITY OF EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION
 SUMMARY COMPENSATION TABLE
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
CORPORATE PERFORMANCE
  TOTAL RETURN TO SHAREHOLDERS
  RETURN ON EQUITY
RETIREMENT SAVINGS PLAN
RETIREMENT PLANS
EMPLOYMENT AND TERMINATION BENEFITS AGREEMENTS
INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY
COST AND METHOD OF SOLICITATION
ANNUAL REPORT
REVOCATION RIGHTS
NOMINATION OF DIRECTORS BY SHAREHOLDERS
SHAREHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING


                        INDIANA ENERGY, INC.
                     1630 North Meridian Street
                  Indianapolis, Indiana 46202-1496
                           (317) 926-3351



                           PROXY STATEMENT

     The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the board of directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the principal office of the Company, 1630 North Meridian Street, Indianapolis, Indiana, on Wednesday, January 27, 1999, at 10:30 A.M. (Eastern Standard Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about December 4, 1998.

PURPOSES OF MEETING

     As of this date, the only known business to be presented at the 1999 annual meeting of shareholders is the election of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment.

VOTING SECURITIES

     The Company has one class of capital stock outstanding, consisting as of November 23, 1998, of 29,919,672 shares of Common Stock without par value. The number of shares contained in this proxy statement reflects adjustments for the four-for-three stock split, which was approved by the board of directors on July 31, 1998, and became effective on October 2, 1998. The holders of the outstanding shares of Common Stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. Only shareholders of record at the close of business on November 23, 1998, will be entitled to vote at the meeting or at any adjournment of the meeting.

     In connection with the Company's acquisition of Richmond Gas Corporation ("Richmond") and Terre Haute Gas Corporation ("Terre Haute"), shares of Common Stock of the Company were issued to certain members of the Anton Hulman, Jr. family, certain corporations controlled by them, certain trusts established for their benefit and certain other persons with personal or business relationships with the family (collectively, the "Hulman Interests"). The Company had 30,063,667 shares of Common Stock without par value outstanding as of September 30, 1998, its fiscal year end. At September 30, 1998, the Hulman Interests beneficially owned an aggregate of 3,666,603 shares of the Company, which comprised 12.20 percent of the Company's outstanding Common Stock. At September 30, 1998, the following beneficial owners held more than 5 percent of the outstanding Common Stock of the Company, the only class of voting securities outstanding:


 Title of       Name and        Number of
  Class        Address of        Shares       Nature of   Percent
               Beneficial     Beneficially    Beneficial    of
                 Owner            Owned       Ownership   Class
Common         Hulman &        2,163,247      Voting &    7.20%
               Company                        Investment
               900 Wabash
               Avenue
               Terre Haute,
               Indiana 47807


As a result of the attribution to certain persons of shares held by Hulman & Company, the following persons are deemed to be beneficial owners of more than 5 percent of the outstanding Common Stock of the
Company:


    Title of       Name of         Number of      Percent of
     Class     Beneficial Owner      Shares         Class
                                  Beneficially
                                     Owned
     Common    Mari H. George     2,741,469         9.12%
     Common    Anton H. George    2,465,603         8.20%
     Common    Katherine M.       2,172,133         7.23%
                 George
     Common    Laura L. George    2,465,603         8.20%
     Common    Nancy L. George    2,173,184         7.23%
     Common    M. Josephine       2,169,193         7.22%
                 George

The number of shares held beneficially by Mari H. George, Anton H. George, Katherine M. George, Nancy L. George and M. Josephine George each includes 2,163,247 shares held by Hulman & Company as to which each, as a director of Hulman & Company, may be deemed to share voting power and investment power. The number of shares held beneficially by Mari H. George and Anton H. George each includes 289,864 shares held by Rose-Hulman Institute of Technology ("Rose-Hulman") as to which Anton H. George, as a member of the Investment Management Committee of the Board of Trustees of Rose-Hulman, and as to which Mari H. George, as a member of the Board of Trustees, may be deemed to share voting power and investment power, and as to which each disclaims beneficial ownership. Laura L. George is the wife of Anton H. George, and the shares listed for her are those beneficially owned by Mr. George. Laura L. George disclaims beneficial ownership of all such shares. The information furnished here regarding beneficial ownership is derived from the Schedule 13D, as amended most recently on June 29, 1994, filed by the Hulman Interests with the Securities and Exchange Commission, and Forms 3, 4 and 5 filed through September 30, 1998. The filing of the Schedule 13D by the Hulman Interests did not affirm the existence of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 or the regulations promulgated under it.


ELECTION OF DIRECTORS

     In connection with the Company's acquisition of Richmond and Terre Haute, the Company entered into a standstill agreement with the Hulman Interests. Under this agreement, the Company agreed to cause one designee of the Hulman Interests to be elected to the board of directors of the Company and, until the termination of the standstill agreement (which is dependent upon the occurrence of certain events specified in the agreement), to include a designee of the Hulman Interests in the slate of nominees recommended by the board at the annual meeting of shareholders at which the term of the original designee expires. At a regular meeting held on August 31, 1990, the board of directors of the Company elected Anton H. George to the board and he currently serves as a member of the board.

     The board of directors of the Company consists of twelve directors divided into three classes as follows: L. A. Ferger, Anton
H. George, James C. Shook and John E. Worthen, who are nominees for election with terms expiring in 2002; Paul T. Baker, Otto N. Frenzel III, Don E. Marsh and Richard P. Rechter, whose terms expire in 2001; and Niel C. Ellerbrook, L. K. Evans, William G. Mays and Jean L. Wojtowicz, whose terms expire in 2000. The Company is a holding company, and, historically, each of its directors also served as a director of Indiana Gas Company, Inc. ("Indiana Gas"), its principal subsidiary and a regulated gas distribution company. As part of a corporate restructuring that occurred during fiscal year 1997, effective May 1, 1997, with the exception of Messrs. Ferger and Ellerbrook, the Company's directors also serve either as a director of Indiana Gas or a director of IEI Investments, Inc. ("Investments"), the Company's subsidiary that serves as the corporate parent for non-regulated business activities. The placement of a portion of the Company's directors on the board of directors of Investments will ensure the participation of those individuals in decision making with respect to non-regulated business activities. Messrs. Ferger and Ellerbrook serve as directors of Indiana Gas and Investments.

     At each annual meeting of shareholders, directors are elected to succeed those whose terms then expire for a term of three years or until their successors are duly qualified and elected. Accordingly, four directors are to be elected by a plurality of votes cast at the annual meeting of shareholders to be held on January 27, 1999.

     The board of directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of three years or until their respective successors are duly qualified and elected. Each of such nominees is now serving as a director of the Company and has signified the willingness to serve if elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee should be unable to serve, the authority granted in the enclosed proxy may be exercised by the proxy holders for the purpose of voting for a substitute nominee. Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption "Meetings and Committees of the Board of Directors".

                                                        Has Been a
Name and                Principal Occupation During     Director of
Business                the Past 5 Years and Other      Indiana Gas or
Location           Age       Information (1)            the Company Since

Nominees For Election Whose Terms Will Expire in 2002:

L. A. FERGER       64   Chairman and Chief Executive         1984
Indianapolis,           Officer of the Company and
Indiana                 Indiana Gas since October
                        1997; prior to that time and
                        since January 1996,
                        Chairman, President and
                        Chief Executive Officer of
                        the Company and Indiana Gas;
                        and prior to that time and
                        since 1987, President and
                        Chief Executive Officer of
                        the Company and Indiana Gas.
                        Mr. Ferger is a Director of
                        Indiana Gas and Investments.
                        He is also a Director of
                        National City Bank, Indiana.



ANTON H. GEORGE    39   President since December            1990
Indianapolis,           1989, and a Director of
Indiana                 Indianapolis Motor Speedway
                        Corporation (auto racing);
                        and President since January
                        1994, Executive Vice
                        President since June 1989,
                        and a Director of Hulman &
                        Company (manufacturer and
                        distributor of baking
                        powder).  Mr. George is an
                        Investments Director.  He is
                        also a Director of First
                        Financial Corporation.



JAMES C. SHOOK     67   President, The Shook Agency,        1983
Lafayette,              Inc. (residential,
Indiana                 commercial and industrial
                        real estate brokerage and
                        development). Mr. Shook is
                        an Investments Director.  He
                        is also a Director of
                        Lafayette Life Insurance
                        Company (a mutual company)
                        and Crossmann Communities,
                        Inc.



JOHN E. WORTHEN    65   President, Ball State               1997
Muncie, Indiana         University, Muncie, Indiana.
                        Mr. Worthen is an Indiana
                        Gas Director.  He is also a
                        Director of First Merchants
                        Corp.

Directors Continuing in Office Whose Terms Will Expire in 2001

PAUL T. BAKER       58  Executive Vice President and        1991
Indianapolis,           Chief Operating Officer of
Indiana                 Indiana Gas since October
                        1997; prior to October 1997
                        and since 1991, Senior Vice
                        President and Chief
                        Operating Officer of Indiana
                        Gas.  Mr. Baker is also an
                        Indiana Gas Director.



OTTO N. FRENZEL     68  Chairman, Executive                 1967
III                     Committee, National City
Indianapolis,           Bank, Indiana, since 1996.
Indiana                 Prior to that time, Chairman
                        of the Board of National
                        City Bank, Indiana.  Mr.
                        Frenzel is an Indiana Gas
                        Director.  He is also a
                        Director of National City
                        Corporation, American United
                        Life Insurance Company,
                        Baldwin & Lyons, Inc.
                        (insurance brokerage firm),
                        Indianapolis Power and Light
                        Company and IPALCO
                        Enterprises, Inc.



DON E. MARSH        60  Chairman, President, Chief          1986
Indianapolis,           Executive Officer and
Indiana                 Director of Marsh
                        Supermarkets, Inc.  Mr.
                        Marsh is an Investments
                        Director. He is also a
                        Director of National City
                        Bank, Indiana.



RICHARD P.          59  Chairman of the Board of            1984
RECHTER                 Rogers Group, Inc.;
Bloomington,            President, Chief Executive
Indiana                 Officer and Director of
                        Rogers Management, Inc.; and
                        President, Chief Executive
                        Officer and Director of  Mid-
                        South Stone, Inc.  Mr.
                        Rechter is an Investments
                        Director.  He is also a
                        Director of Monroe County
                        Bank and Monroe Bancorp.

Directors Continuing in Office Whose Terms Will Expire in 2000

NIEL C.            49   President and Chief                 1991
ELLERBROOK              Operating Officer of the
Indianapolis,           Company since October 1997;
Indiana                 prior to that time and since
                        January 1997, Executive Vice
                        President, Treasurer and
                        Chief Financial Officer; and
                        prior to that time and since
                        1986, Vice President,
                        Treasurer and Chief
                        Financial Officer. President
                        of Indiana Gas since October
                        1997; prior to that time and
                        since January 1997,
                        Executive Vice President and
                        Chief Financial Officer; and
                        prior to that time and since
                        1987, Senior Vice President
                        and Chief Financial Officer.
                        Mr. Ellerbrook is a Director
                        of Indiana Gas and
                        Investments.  He is also a
                        Director of Fifth Third
                        Bank, Indiana.


L. K. EVANS        70   Retired.  Prior to 1993 and         1988
Columbus,               since 1991, Vice Chairman
Indiana                 and Director of Arvin
                        Industries, Inc. (an Indiana
                        company serving global
                        markets in more than 100
                        countries); and President
                        and Chief Operating Officer
                        from 1987.  Mr. Evans is an
                        Indiana Gas Director.  He
                        was also a Director of Irwin
                        Financial Corporation,
                        Columbus, Indiana until
                        April, 1994.


WILLIAM G. MAYS    52   President, Mays Chemical            1998
Indianapolis,           Company.  Mr. Mays is an
Indiana                 Indiana Gas Director.  He is
                        also a Director of Anthem,
                        Inc.
                                                            1996
JEAN L.            41   President since 1983 and
WOJTOWICZ               founder of Cambridge Capital
Indianapolis,           Management Corp. (a
Indiana                 consulting and venture
                        capital firm).  Ms.
                        Wojtowicz is an Investments
                        Director.  She is also a
                        Director of Seaboard North
                        American Holdings, Inc.


Other executive officers of the Company are Anthony E. Ard, age 57, Carl L. Chapman, age 43, and Timothy M. Hewitt, age 48. In July 1998, Mr. Ard was elected as Secretary of the Company. In October 1997, Mr. Ard was made Senior Vice President-Corporate Affairs for the Company. Prior to October 1997 and since 1995, he was Senior Vice President-Corporate Affairs for Indiana Gas. Prior to 1995 and since 1993, he was Vice President-Corporate Affairs for Indiana Gas. Prior to 1993 and since 1988, Mr. Ard was Vice President and Secretary for Indiana Gas and Secretary for the Company. Effective October 1, 1997, Mr. Chapman was elected as President of Investments. As of May 1, 1998, when he assumed this position full-time, he was again considered to be a named executive officer of the Company. Mr. Chapman served as President of ProLiance Energy, LLC ("ProLiance"), a gas supply and energy marketing joint venture partially owned by IGC Energy, Inc. ("Energy"), an indirect, wholly owned subsidiary of the Company, from March 15, 1996, until April 30, 1998. From 1995 until March 15, 1996, he was Senior Vice President of Corporate Development for Indiana Gas. Prior to 1995 and since 1987, he was Vice President of Planning for Indiana Gas. Mr. Chapman has held the position of Assistant Treasurer of the Company since 1986. Mr. Hewitt is the Vice President - Operations and Engineering for Indiana Gas, a position he has held since 1995. Prior to 1995 and since 1989, he was Vice President of Sales and Field Operations for Indiana Gas. Effective May 1, 1998, Mr. Hewitt ceased being considered a named executive officer of the Company.

(1) Includes, but is not limited to, directorships in corporations with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or which are subject to the requirements of Section 15(d) of that Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has the following standing committees of the board of directors:

  1.  The Audit Committee.

     The members of this committee are L. K. Evans, chair, Anton H. George, William G. Mays, Jean L. Wojtowicz and John E. Worthen. The committee makes recommendations to the board as to the selection and retention of the independent accountants, reviews the scope, conduct and results of audits performed, and makes inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems. It further determines that services performed by the independent accountants in addition to the annual audit examination do not impair such accountants' independence in performing the audit examination. Finally, the committee reviews the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company's Internal Audit department. There were two meetings of the committee during the past fiscal year.

  2.  The Compensation Committee.

     The members of this committee are Otto N. Frenzel III, chair, Don E. Marsh, Richard P. Rechter and Jean L. Wojtowicz. None of the members is an officer or employee of the Company. The committee has the responsibility of formulating recommendations to the board as to the compensation to be paid to the officers of the Company and its subsidiaries. It also administers the Company's Annual Management Incentive Plan, the Executive Restricted Stock Plan, and the Directors Restricted Stock Plan. There were two meetings of the committee during the past fiscal year.

  3.  The Nominating Committee.

     The members of this committee are L. A. Ferger, chair, Don E. Marsh and James C. Shook. The duties and powers of the committee are to search for, evaluate and make recommendations to the board of directors as to nominees to be submitted annually to the shareholders for election to the board as well as to fill vacancies occurring from time to time on the board. In that connection, the committee is authorized to act on behalf of the Company and the board in receiving, giving consideration to and making recommendations to the board respecting communications submitted to the Company from shareholders relating to nominees for directors. Such communications must be in writing and with respect to the next annual election must be received by the Company, addressed to the secretary, no later than August 6, 1999. There were two meetings of the committee during the past fiscal year.

  4.  The Public and Environmental Affairs Committee.

     The members of this committee are Richard P. Rechter, chair, Otto N. Frenzel III and James C. Shook. The duties and powers of the committee are to review current policies, programs, procedures and processes of the Company and its subsidiaries affected by public policy and affecting the environment. It also reviews reports from Company management on public policy and environmental matters and monitors compliance with, and trends and emerging policy developments in, business and environmental regulation. In addition, the committee reports to the board of directors on public policy and environmental issues affecting the Company and its subsidiaries. There were two meetings of the committee during the past fiscal year.

     The board of directors of the Company had five meetings during the last fiscal year. Messrs. Evans, George, Mays and Worthen attended fewer than 75 percent of the aggregate of board meetings and meetings of the respective committees of the board of which they are members. Mr. Mays was elected to the board of directors effective July 1, 1998. He was unable to attend one of the two board meetings held after that date due to a commitment made prior to his election.

DIRECTORS' COMPENSATION

     Non-employee directors of the Company and of Indiana Gas or Investments receive combined fees totaling $21,000 per year for service on the boards of these companies. The fees are paid under the Directors Restricted Stock Plan approved by the shareholders at their January 13, 1992, meeting. Under the plan, $7,000 of the combined directors' fees paid by the Company and Indiana Gas or Investments to non-employee directors is in the form of restricted shares of the Company. The restricted shares are issued to each non-employee director at the beginning of their three-year term, and the number of restricted shares is determined by dividing $21,000 ($7,000 for each year) by the per share market price of the Company's stock during the period specified in the plan. To receive the restricted shares, a director must consent to the restrictions in writing. Directors may elect to receive the remaining $14,000 in unrestricted shares or in cash. To elect to receive unrestricted shares instead of cash, a director must provide an irrevocable written election to the secretary of the Company before the beginning of the calendar year for which the election relates. Moreover, if during the calendar year a non-employee is elected to fill a vacancy in the board of directors, under the plan, a one time election is permitted to allow the director to receive the balance of that calendar year's compensation in unrestricted shares.

     Restricted shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution until the first to occur of: (1) the expiration of the director's term of office for which the grant relates; (2) the grantee's death or disability; (3) the termination of the grantee's status as a director pursuant to the mandatory retirement policy for directors; (4) the involuntary termination of the grantee's status as a director; (5) approval by a majority of the other directors of the grantee's voluntary termination of his/her status as a director because of the relocation of his/her principal place of residence outside of Indiana; or (6) a change in control of the Company. In no event, however, are the restricted shares transferable and free of restrictions before the expiration of a six-month period beginning the first day of the director's term of office or, if later, the date of issuance of the shares.

     All restricted shares bear a legend citing the restrictions contained in the plan. When the restrictions lapse, the grantee is entitled to have the legend removed from any shares or certificates. Restrictions are lifted automatically upon the expiration of the period to which the restrictions apply. If a director voluntarily terminates his/her status as such before the expiration of the period of restriction, any shares still subject to restriction are immediately forfeited.

     The Company has reserved 85,919 shares for grant under the plan. As of September 30, 1998, 58,987 shares remain in reserve. Those shares may consist of authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market. If any shares subject to the grants are forfeited, the forfeited shares become available for reissuance under the plan.

     The board may amend, modify, alter or terminate the plan at any time. Amendments, modifications or alterations which would: (1) increase the number of shares reserved for issuance under the plan,
(2) materially modify the class of individuals to whom grants of shares may be made, (3) materially modify the manner in which shares are granted, or (4) materially increase the benefits accruing to grantees under the plan, must be approved by the Company's shareholders.

     Non-employee directors also receive a fee of $500 for each Company board meeting attended and $500 for each board meeting of Indiana Gas or Investments attended. Each non-employee member of a committee of the board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee chair of a committee is paid an additional fee of $1,000 for each meeting attended.

     There is an unfunded plan under which non-employee directors may defer all or any part of fees received in cash until the occurrence of certain conditions specified in the plan. Under the plan, which has been in place since fiscal year 1995, at the election of the participant, amounts deferred are considered for accounting purposes to either be invested in Company Common Stock (Stock Fund) or utility bonds (Bond Fund), with a return measured pursuant to a formula specified in the plan. Amounts deferred under the Stock Fund are tracked as phantom units of Company Common Stock and the account value changes when the Company pays dividends, as well as when the Common Stock price fluctuates. Amounts deferred under the Bond Fund earn a return equal to the mean between the high and low of the Corporate Bond Yield averages, Average Public Utility (aa rated), for the past twelve (12) months reported in Moody's Bond Survey in its published issue in the November preceding the January 1, on which the rate is to come into effect. The rate changes each January 1.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock of the Company beneficially owned by the directors, the chief executive officer, the five additional named executive officers, and all directors and executive officers as a group, as of September 30, 1998. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.


Name of Individuals or Identity of Group Shares Owned Beneficially(1)


   ANTHONY E. ARD                            29,146  (2)(3)
   Indianapolis, Indiana
   PAUL T. BAKER                             50,324  (2)
   Indianapolis, Indiana
   CARL L. CHAPMAN                           20,646  (2)(4)
   Indianapolis, Indiana
   NIEL C. ELLERBROOK                        45,283  (2)(5)
   Indianapolis, Indiana
   L. K. EVANS                                6,117  (3)(6)
   Columbus, Indiana
   L. A. FERGER                             132,076  (2)(7)
   Indianapolis, Indiana
   OTTO N. FRENZEL III                       25,147  (6)(8)
   Indianapolis, Indiana
   ANTON H. GEORGE                        2,465,603  (1)(6)
   Indianapolis, Indiana
   TIMOTHY M. HEWITT                         17,967  (2)(3)(4)
   Indianapolis, Indiana
   DON E. MARSH                               9,287  (6)
   Indianapolis, Indiana
   WILLIAM G. MAYS                              773  (6)
   Indianapolis, Indiana
   RICHARD P. RECHTER                        11,428  (3)(6)
   Bloomington, Indiana
   JAMES C. SHOOK                            56,555  (6)(9)
   Lafayette, Indiana
   JEAN L. WOJTOWICZ                          2,417  (6)
   Indianapolis, Indiana
   JOHN E. WORTHEN                            1,209  (6)
   Muncie, Indiana
   All directors and executive            2,873,978  (1)
   officers as a group (15
   persons)


(1) Except for Anton H. George, no director or executive officer owned beneficially as of September 30, 1998, more than .44 percent of Common Stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 408,375 shares or 1.36 percent of Common Stock of the Company outstanding as of that date. The beneficial ownership by Anton H. George of 2,465,603 shares or 8.20 percent of Common Stock of the Company is discussed above in "Voting Securities".

(2)  Includes shares awarded to Messrs. Ard, Baker, Chapman,
  Ellerbrook, Ferger and Hewitt under the Company Executive Restricted Stock Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(3) Some or all of the shares owned by Messrs. Ard, Evans, Hewitt and Rechter are owned jointly with their wives.

(4) As of May 1, 1998, when he returned to Investments on a full-time basis, Mr. Chapman resumed his status as a named executive officer of Company. After May 1, 1998, Mr. Hewitt ceased being considered a named executive officer of Company.

(5) Includes 1,122 shares held by Mr. Ellerbrook's wife, and he disclaims beneficial interest therein.

(6) Includes shares granted to non-employee directors under the Company Directors Restricted Stock Plan, some of which shares are subject to certain transferability restrictions and forfeiture provisions.

(7) Includes 77,571 shares held in a family limited partnership, in which Mr. Ferger is a general partner and owns limited partnership interests. Mr. Ferger shares voting and investment power over these shares with his wife.

(8) Includes 5,032 shares held in a trust, of which Mr. Frenzel is a co-trustee, and he disclaims beneficial interest therein.

(9) Includes 2,000 shares held by Mr. Shook's wife, and he disclaims beneficial interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The disclosures contained in the first two paragraphs of this Section are not required pursuant to Item 404 of Regulation S-K. On December 29, 1995, Energy, an indirect, wholly owned subsidiary of the Company, entered into a subscription agreement to purchase an interest in a limited partnership known as the Cambridge Ventures, L.P. (Partnership) ("CVLP"). CVLP is licensed by the United States Small Business Administration as a small business investment company. As such, CVLP operates as a venture fund and invests in equities, debt securities with equity participation and secured short and long-term loans; CVLP also participates in other funds. Energy has invested a total of $275,000 in CVLP, which represents, in the opinion of the board of directors, a fair and reasonable investment for Energy. Energy holds ten (10) out of the two hundred and nineteen (219) partnership units that have been sold in CVLP as of December 31, 1997. On January 26, 1996, Jean L. Wojtowicz was elected to the board of directors of the Company. Ms. Wojtowicz is also an Investments Director. Ms. Wojtowicz owns six (6) units in CVLP.

     On November 25, 1997, Energy entered into a subscription agreement to purchase an interest in an Indiana limited liability company known as Monument Capital Partners 1, LLC ("MCP1" or the "Fund"). MCP1 is a mezzanine fund which uses its capital for recapitalizations, management buyouts, and growth or acquisition of small- to middle-market companies in the Midwest. As of December 31, 1997, Energy holds four (4) out of fifty-six (56) units of the Fund. Energy's total commitment is $1,000,000. The managing director of MCP1 is Otto N. Frenzel, IV, son of Otto N. Frenzel, III, who is a Director of the Company and Indiana Gas. Mr. Shook, who is a Director of the Company and Investments, is on the board of MCP1.

     On June 5, 1998, Indiana Gas closed on the sale of its service building in Lafayette, Indiana. The Shook Agency, Inc. served as the real estate broker for this transaction and received a three percent (3%) commission from Indiana Gas of $75,000. Mr. Shook, who is a Director of the Company and Investments, is the President of The Shook Agency, Inc.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its subsidiaries and serves as the administrator of the Company's Annual Management Incentive Plan ("Incentive Plan") and the Executive Restricted Stock Plan ("Stock Plan"). The committee is also responsible for monitoring the Company's executive compensation programs to ensure that they are aligned with the Company's business strategies and financial goals.

  A.  Executive Compensation Policy.

     The Company's total compensation program for officers includes base salaries, annual incentive payments, and restricted stock grants. The committee's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, at-risk annual and long-term incentives) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to serve customer, employee, and shareholder interests. The Company believes that the program also motivates the Company's officers to acquire and retain appropriate levels of stock ownership and is competitive with programs offered by the companies that comprise the peer group ("Peer Group") included in the performance graph on page 21. It is the opinion of the committee that the total compensation earned by Company officers in fiscal year 1998 achieves these objectives and is fair and reasonable. Each aspect of the total compensation program is discussed in greater detail below.

  B.  Components of Executive Compensation.

     Annual Compensation. The annual compensation program consists of two components, base salary and an at-risk incentive payment. Individual salaries are set within ranges based on comparisons to actual pay for comparable positions within the Peer Group, and industry in general. In determining actual salaries within these ranges, the committee takes into consideration individual performance, experience, potential, and changes in executive responsibilities. Establishing industry-based salary ranges provides an objective standard by which to judge the reasonableness of the Company's salaries, maintains the Company's ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded.

     All of the Company's officers, but particularly the six highest paid officers, have a significant portion of their total compensation at risk. Participation in the Incentive Plan, which includes the chief executive officer, is extended to those positions that play key roles in achieving annual financial and operating objectives. Annual incentive opportunities are also based on periodic reviews of prevailing Peer Group practices for comparable positions. The potential incentive award is determined annually by non-employee directors and is based upon a percentage of each participant's base salary. During the past fiscal year, incentive opportunities for executive officers, excluding the chief executive officer, ranged from 40 to 60 percent of salary.

     Prior to the start of the fiscal year, the committee recommends to the board of directors, and the non-employee directors determine, minimum, target, and maximum corporate performance levels. The performance that is measured is the Company's financial performance, as determined by the Company's consolidated return on equity, relative to the average return on equity of companies in the Peer Group. Target performance levels are set in excess of Peer Group performance in order to ensure the linkage between financial performance and executive rewards. Depending upon the Company's financial performance, the size of this component can range from zero to the maximum level established for each participant in the Incentive Plan.

     In determining the cash payment that was received by executive officers during the past fiscal year, the Company's consolidated return on equity exceeded the target performance level and was at the maximum performance level as determined by the board of directors. Incentive payouts correspondingly were at the maximum amounts.

     The second and smaller performance component is based upon each executive's achievement of individual goals, which are consistent with the Company's overall objectives and which are established prior to the beginning of the fiscal year. Individual performance is monitored and evaluated subjectively throughout the fiscal year. Overall performance is measured after the end of the fiscal year by the chief executive officer. Among the executive officers, during the past fiscal year, no person had more than 30 percent of their total potential incentive under the Incentive Plan dependent upon the attainment of individual objectives. The Incentive Plan was amended effective October 1, 1997, to provide that, in addition to that of the chief executive officer, the incentive bonus of the president of the Company would be based only on corporate performance.

     Amounts actually paid under the Incentive Plan during the past fiscal year relate to the Company's financial performance during fiscal year 1997. The amounts payable under the Incentive Plan as a result of the Company's financial performance for the past fiscal year will not be determined and paid until the end of calendar year 1998, and, accordingly, will be reflected in next year's proxy statement as part of fiscal year 1999 compensation.

     During fiscal year 1997, Indiana Gas recognized, with the approval of its board of directors, and the concurrence of the independent members of the Company's board of directors, an after-tax restructuring charge in the amount of $24.5 million. The charge occurred as a result of a restructuring of Indiana Gas' operations, including the implementation of several actions designed to both reduce its operating costs and position it to remain a competitive choice for energy consumers vis-a-vis other energy providers. The Indiana Gas board of directors concluded that these actions were necessary in light of the fundamental changes occurring in the industry. The Company's consolidated return on equity for the past fiscal year after the Indiana Gas restructuring charge was 7 percent and before the Indiana Gas restructuring charge was 14.7 percent.

     The Incentive Plan authorizes the independent members of the Company's board of directors to exclude the effect of the restructuring charge from the measurement of the Company's consolidated return on equity if they conclude that the action is appropriate in light of unforeseen or unusual circumstances. On October 31, 1997, the Company's independent members of the board of directors determined that the restructuring charge should be excluded when measuring the Company's fiscal year 1997 consolidated return on equity under the Incentive Plan. In making that determination, those directors concluded that in light of the swift and fundamental changes occurring in the energy industry, as well as the long-term benefits that should inure to Indiana Gas and its customers from the restructuring, management should be encouraged to undertake this action, even though it would adversely affect the Company's short-term financial results. This action affected payments made under the Incentive Plan during fiscal year 1998, and is reported as
compensation in this proxy statement.   Absent this determination by
the non-employee members of the board of directors, management would have experienced a substantial reduction in their at-risk compensation, even though their actions were determined by the board of directors to be both necessary and appropriate.

     Long-Term Incentive Compensation. The purpose of the Stock Plan is to retain and motivate the Company's principal officers and to increase their incentive to work toward the attainment of the Company's long-term growth and profit objectives by providing them with a means of acquiring or increasing their proprietary interests. Under the Stock Plan, the committee recommends to the board of directors, and the non-employee directors determine, the executive officers, as well as other principal officers, to whom grants will be made and the percentage of each officer's base salary to be used for determining the number of shares to be granted. Like the potential cash payment that may be received under the Incentive Plan, this component of total compensation is also performance driven and totally at-risk.

     The Stock Plan provides for a grant to eligible officers at the outset of each measuring period and also provides for grants of shares to be made to newly eligible principal officers during a measuring period. Through the end of the past fiscal year, every three years a grant was provided for each measuring period under the plan, with those periods consisting of consecutively running three-year periods. Shares were allocated under the Stock Plan effective October 1, 1987, for the "First Measuring Period," October 1, 1990, for the "Second Measuring Period," October 1, 1993, for the "Third Measuring Period," October 1, 1996, for the "Fourth Measuring Period," and October 1, 1997, for the "Fifth Measuring Period." As discussed below, effective October 1, 1997, the Stock Plan was amended to provide for annual grants to participants rather than grants every three years.

     To be eligible for a grant, a principal must consent in writing to observe the restrictions imposed on the shares. The shares may not be sold, transferred, pledged, or assigned until such restrictions are lifted. For the three-year grants that were provided under the Stock Plan through the end of fiscal year 1997, the restrictions are lifted in 33 1/3 percent increments on the fourth, fifth, and sixth anniversaries of the calendar day immediately preceding the first calendar day of the measuring period.

     The granting of additional shares, if any, and the application of forfeiture provisions, depends upon two primary criteria: (i) certain measurements of the total return to the Company's shareholders in comparison to the total return of shareholders of the companies in the Peer Group; and (ii) the continued employment of the officer during the period of restriction.

     For each three-year measuring period under the Stock Plan, depending upon the total return provided to the Company's shareholders relative to the total return provided by each of the companies in the Peer Group, there are three possible outcomes. If the Company's total return places it in the bottom quartile, all of the shares are forfeited. If the Company's total return places it in the second or third quartiles, the original grant is vested, subject to continuing employment by the officers during the remaining period of restriction. If the Company's total return places it in the top quartile, the original grant is doubled and vested, subject to continuing employment by the officers during the remaining period of restriction.

     For the First Measuring Period ended September 30, 1990, the Second Measuring Period ended September 30, 1993, and the Third Measuring Period ended September 30, 1996, the number of shares originally granted were doubled under the Stock Plan because the Company's total return to shareholders placed it in the top quartile compared to the total return performance of the Peer Group companies. Among all of the companies in the Peer Group, the Company was the only Peer Group member to perform in the top quartile for all three measuring periods.

     Effective October 1, 1997, the Stock Plan was amended to provide that grants would be provided on an annual basis instead of every three years. To reflect the change from three-year grants to annual grants, the percentage of the participant's annual salary that is used to determine the grant is no longer subject to a multiplier of three. Although grants will still be subject to a three year total return performance measuring period, as described above, all of the restrictions will be lifted on the fourth anniversary of the calendar day immediately preceding the first calendar day of the measuring period applicable to that grant. It is the opinion of the committee that this will better ensure that in each fiscal year the Company's total return to shareholders will have a significant effect upon participants' total compensation.

     It is the opinion of the committee that the Stock Plan meets its objective of providing executive officers, as well as other principal officers, with the appropriate long-term interest in maximizing shareholder value. A participant's increased level of equity in the Company is contingent upon the additional enhancement of shareholder value relative to the performance of companies in the Peer Group. In addition, the vesting restrictions provide an incentive for all plan participants to remain with the Company.

  C.  Chief Executive Officer Compensation.

     The compensation of L. A. Ferger, Chairman and Chief Executive Officer, consists of the same components as for other executive officers, namely base salary, an at-risk payment under the Incentive Plan, and an at-risk grant of restricted stock under the Stock Plan.

     In establishing Mr. Ferger's total compensation for fiscal year 1998, the committee considered the total compensation of other chief executive officers in the Peer Group, the financial and business performance of the Company, and a subjective evaluation of the leadership role provided by Mr. Ferger.

     Mr. Ferger's payment received under the Incentive Plan during fiscal year 1998 was based entirely upon the financial performance of the Company as measured by its consolidated return on equity relative to the average return on equity of companies in the Peer Group. This method of measurement ensures the linkage of this aspect of Mr. Ferger's compensation to Company performance. Under the Incentive Plan, the maximum award Mr. Ferger was eligible to receive was an amount equal to 70 percent of his base salary. As discussed above with respect to other executive officers, during the past fiscal year the Company's consolidated return on equity exceeded the target performance level and was at the maximum performance level as determined by the board. The incentive payout correspondingly was at the maximum level.

     Mr. Ferger's receipt of restricted shares under the Stock Plan is likewise directly linked to the Company's performance. Whether stock is received and, if so, in what amount, will depend upon the measurement of the total return provided to the Company's shareholders in comparison to the total return provided to the shareholders of companies in the Peer Group. As discussed above with respect to the other executive officers, fiscal year 1998 was the second year of the fourth three year measuring period under the Stock Plan. Whether and to what extent Mr. Ferger will be permitted to retain the grant of restricted stock received during the past fiscal year under the Stock Plan will depend upon the Company's financial performance during the Fifth Measuring Period. Moreover, grants of restricted stock after the past fiscal year will be in accordance with the Stock Plan, as amended, which is discussed in Part B of this Section, under "Long Term Incentive Compensation."

     For the same reasons expressed above with respect to the conclusion regarding the appropriateness of the total compensation provided other executive officers, it is the opinion of the committee that Mr. Ferger's total compensation is reasonable and appropriate.

     D. Compensation Consultant, Termination Benefits Agreements And Deductibility Of Executive Compensation.

     To assist the committee, the services of an independent compensation consultant are utilized. The consultant assists by evaluating the total compensation system relative to the compensation systems employed by companies in the Peer Group. The consultant also provides an additional measure of assurance that the system is a reasonable and appropriate means to achieve the Company's objectives.

     As described on page 25 under the heading "Employment And Termination Benefits Agreements," the Company has entered into termination benefits agreements, and with the exception of Mr. Timothy M. Hewitt, employment agreements, with each of the executive officers. Neither form of agreement affects in any manner the recommendations of the committee and the determinations by the non-employee members of the board with respect to the total compensation provided the executive officers.

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code (Code), applicable to the individual executives named in the Summary Compensation Table, that disallows corporate deductibility for "compensation" paid in excess of $1 million unless the compensation is payable solely on account of achievement of an objective performance goal. The committee does not anticipate that in the near future the compensation paid to executive officers in the form of base salaries and incentive compensation will be non-deductible under Section 162(m) of the Code.

                         Otto N. Frenzel III, Chair
                         Don E. Marsh
                         Richard P. Rechter
                         Jean L. Wojtowicz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The following are not required disclosures pursuant to Item 404 of Regulation S-K. L. A. Ferger is a director of National City Bank, Indiana. Otto N. Frenzel III, chair of the Company's Compensation Committee, is Chairman of the Executive Committee of National City Bank, Indiana. During the past fiscal year, Indiana Gas had a bank line of credit agreement with National City Bank, Indiana for borrowing by Indiana Gas not to exceed $15,000,000 at any one time. While funds were borrowed during the fiscal year, at September 30, 1998, there were no loans outstanding under the line of credit. The interest on borrowings under that line of credit has been at a rate not to exceed the prime lending rate at the bank which, in the opinion of the board of directors, is fair. Similar bank lines of credit agreements have been in effect between Indiana Gas and the bank in the normal course of business for many years. During the past fiscal year, the Company and its subsidiaries collectively paid National City Bank, Indiana remittance processing fees, including bank service charges, of $591,432, and interest on short-term debt in the amount of $95,285, which payments, in the opinion of the board of directors, were fair. On July 31, 1995, Energy Realty, Inc. ("Realty") and National City Bank, Indiana each invested $806,250 in the Lebanon Housing Partnership, L.P. As a result of these investments, each company owns 37.125% of the partnership. On November 21, 1995, Realty and National City Community Development Corp. (d/b/a National City Bank, Indiana Community Development Assoc.) each invested $1,005,000 in Pedcor Investments XXV, L.P., a housing project in Seymour, Indiana. As a result of these investments, each company owns 49.50% of the limited partnership.

     Niel C. Ellerbrook is a director of Fifth Third Bank, Indiana. During the past fiscal year, the Company also had a bank line of credit with Fifth Third Bank, Indiana for borrowing not to exceed $15,000,000 at any one time. The interest rate on borrowings under this line of credit was at a rate not to exceed the prime lending rate at the bank, which rate has been deemed fair by the board of directors. The Company paid $56,506 in interest on short-term borrowings during the last fiscal year. As of September 30, 1998, the Company had no loans outstanding under this line of credit.

     None of the Company's executive officers is a member of the Compensation Committee.

COMPENSATION


     The following tabulation shows for the fiscal years ended September 30, 1996, 1997 and 1998, the compensation paid by the Company and its subsidiaries to each of the six most highly compensated executive officers of the Company (considering for this purpose Mr. Baker and Mr. Hewitt, who were executive officers of Indiana Gas during the past fiscal year, to be executive officers of the Company) in all capacities in which they served.


                     Summary Compensation Table

     (a)        (b)    (c)       (d)       (e)           (h)           (i)
                                                         Long-Term
                                                         Compensation  All Other
                      Annual Compensation                Payouts       Compensation
                                           Other Annual  LTIP
                                           Compensation  Payouts
Name and        Year   Salary    Bonus (1)     (2)         (3)             (4)
Principal
Position in
Group

L. A. Ferger,   1996   $370,922  $173,808  $26,817       $223,592      $15,980
Chairman and    1997   $396,692  $222,577  $55,052       $297,232      $39,225
Chief           1998   $408,481  $238,015  $48,850       $313,468      $35,195
Executive
Officer

Niel C.         1996   $186,846  $ 67,617  $10,604       $ 92,235      $11,985
Ellerbrook,     1997   $217,923  $ 89,271  $21,050       $114,419      $21,117
President and   1998   $284,054  $107,508  $19,658       $      0      $21,053
Chief
Officer

Paul T. Baker,  1996   $249,308  $ 89,709  $ 8,240       $ 59,183      $13,137
Executive V.P.  1997   $257,785  $118,561  $20,134       $ 99,068      $28,991
and Chief       1998   $260,000  $123,881  $18,668       $      0      $26,791
Operating
Officer,
Indiana Gas

Anthony E.      1996   $142,019  $ 38,104  $ 5,727       $ 54,332      $12,067
Ard,            1997   $147,477  $ 68,485  $10,678       $ 58,102      $20,037
Sr. V.P.  -     1998   $149,304  $ 71,526  $ 9,421       $      0      $19,068
Corporate
Affairs and
Secretary

Timothy M.      1996   $131,385  $ 36,680  $ 4,317       $ 43,509      $10,721
Hewitt,         1997   $136,977  $ 50,510  $ 7,577       $ 41,739      $14,662
V.P. -          1998   $143,175  $ 53,772  $ 6,810       $      0      $15,243
Operations and
Engineering,
Indiana Gas

Carl L.         1996   $125,596  $ 36,139  $ 6,580       $ 44,143      $ 9,857
Chapman,        1997   $      0  $ 62,519  $12,557       $ 81,664      $     0
Assistant       1998   $ 87,115  $      0  $ 9,768       $      0      $ 7,406
Treasurer and
President,
Investments
(5)


(1) The amounts shown in this column are payments under the Annual Management Incentive Plan, which was discussed above in Parts B, relating to "Annual Compensation," and C of the Compensation Committee Report. Amounts paid in any fiscal year are attributable to the Company's performance in the prior fiscal year. Payments earned in fiscal year 1998 have not been determined and approved for distribution by the Company's Compensation Committee. The Company's performance over the last five years is depicted on page 22.

(2) The amounts shown in this column are dividends paid on restricted shares issued under the Stock Plan, which was discussed above in Parts B, relating to "Long-Term Incentive Compensation," and C of the Compensation Committee Report.

(3) The amounts shown in this column represent the value of shares issued under the Stock Plan and for which restrictions were lifted in each of those fiscal years. For instance, the amounts shown for fiscal year 1997 represent the value of one-third of the Third Measuring Period shares, including the performance grant, issued under the Stock Plan and for which restrictions were lifted as of September 30, 1997. For fiscal year 1998, in contemplation of additional changes to the Stock Plan, the board of directors approved an amendment to the Stock Plan to postpone the lapsing of the restrictions on shares from September 30, 1998 until February 1, 1999. With the exception of L. A. Ferger, the executive officers consented to the postponement of the lapsing of restrictions on their respective shares; consequently, this column only reflects a value for the issuance of shares to Mr. Ferger under the Stock Plan. The Company's 1999 fiscal year proxy statement will reflect the postponed lapsing of restrictions on affected shares for the respective executive officers. After the lifting of those restrictions, the executive officers, as a group, held 112,956 restricted shares, with an aggregate market value of those shares as of that date of $2,657,996. Those shares continue to be subject to restrictions imposed by the Stock Plan, and they represent one-third of the initial grant of the Third Measuring Period shares, and all of the initial grants of the Fourth and Fifth Measuring Periods. The number and value of restricted shares held by each executive officer on September 30, 1998 (which, consistent with all other share numbers in this proxy statement, are adjusted for the four-for-three stock split), follows: L. A. Ferger - 41,184 shares, $969,111; Niel C. Ellerbrook - 21,933 shares, $516,111; Paul T. Baker - 20,829 shares, $490,132; Anthony E. Ard - 10,512 shares, $247,361; Timothy M. Hewitt
- 7,599 shares, $178,814; and Carl L. Chapman - 10,899 shares,
$256,467.

(4) The amounts shown in this column are Company contributions to the Retirement Savings Plan and the dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to split-dollar life insurance for the benefit of executive officers.

(5) As explained on page 7, Mr. Chapman was not considered to be a named executive officer of the Company from September 1996 until May 1998. Consequently, the Company did not pay Mr. Chapman a salary or other compensation during fiscal year 1997. The amount contained in column (d) consists of compensation earned prior to, but paid in fiscal year 1997; the figures in columns (e) and (h) respectively represent dividends received on restricted stock and the lifting of restrictions on stock previously granted. Mr. Chapman's compensation reflected in the table for fiscal year 1998, began on May 1, 1998, when he ceased his employment with ProLiance and commenced full-time employment as President of Investments.


LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                         Estimated Future Payouts
                                     Under Non-Stock Price-Based Plans
(a)               (b)       (c)             (d)        (e)        (f)

                  Number
                    of
                  Shares,    Performance
Name and          Units       or Other
Principal           or      Periods Until   Threshold   Target     Maximum
Position in       Other     Maturation or   Number of  Number of  Number of
Group             Rights(1)   Payout(2)     Shares(3)  Shares (4)  Shares(5)

L. A. Ferger,     3,999          -             0        3,999       7,998
Chairman and
Chief Executive
Officer

Niel C.           2,656          -             0        2,656       5,312
Ellerbrook,
President and
Chief Operating
Officer

Paul T. Baker,    1,925          -             0        1,925       3,850
Executive V.P.
and Chief
Operating
Officer, Indiana
Gas

Anthony E. Ard,     736          -             0          736       1,472
Sr. V.P. -
Corporate
Affairs and
Secretary

Timothy M.          684          -             0          684       1,368
Hewitt,
V. P. -
Operations and
Engineering,
Indiana Gas

Carl L. Chapman,      0          -             0            0           0
Assistant
Treasurer and
President,
Investments (6)


(1) This column shows the restricted shares awarded during fiscal year 1998 under the Stock Plan. The manner for determining the awards, and other terms and conditions of the Stock Plan, are discussed above in Part B of the Compensation Committee Report relating to "Long-Term Incentive Compensation." The market value of the shares on the dates of the grants is determined according to a formula in the Stock Plan based on an average price over a period of time preceding the grant. Dividends are paid directly to the holders of the stock. Included is the initial grant of shares for the Fifth Measuring Period. Please see the explanation above in footnote (3) to the Summary Compensation Table regarding the approval of the postponement of the lapsing of restrictions this fiscal year by the board of directors. Accordingly, the dollar values of the respective shares are shown in the fiscal year 1998 data in column (h) of the Summary Compensation Table.

(2) As discussed above in Part B of the Compensation Committee Report relating to "Long-Term Incentive Compensation," for grants provided on or after October 1, 1997, the restrictions are lifted in whole as of the fourth (4th) anniversary of the calendar day immediately preceding the first calendar day of the measuring period. The granting of additional shares, if any, and the application of forfeiture provisions depends upon certain measurements of the Company's total return to shareholders in comparison to the total return to shareholders of a predetermined group of comparable companies.

(3) The Fifth Measuring Period initial grant shares, which are included in the total number of shares shown in column (b) and are also set forth in column (e), are subject to forfeiture. If the Company's performance compared to the peer group during this measuring period places it in the bottom quartile, the executive officers will forfeit all of the shares granted for this period.

(4) The Fifth Measuring Period initial grant shares, which are the same as the total number of shares in column (b), are presented in this column. If the Company's performance compared to the peer group during this measuring period places it in the middle two quartiles, these shares will vest.

(5) Under the Stock Plan, if the Company's performance compared to the peer group during the Fifth Measuring Period places it in the top quartile, an additional performance grant equal to the original Fifth Measuring Period grant will be made. In that event, the shares shown in column (e) will be doubled.

(6) As explained above in footnote (5) to the Summary Compensation Table, because Mr. Chapman was not employed by the Company on a full-time basis on October 1, 1997, he was not issued any shares under the Stock Plan.

CORPORATE PERFORMANCE

     The following Total Return to Shareholders graph compares the performance of the Company with that of the S&P 500 Composite, the S&P Utilities Index and a group of peer gas distribution companies, with the return weighted based on market capitalization. The Return on Equity graph compares the performance of the Company with the same peer group. For fiscal year 1998, companies in the peer group are as follows: AGL Resources Inc., Atmos Energy Corp., Bay State Gas Co., Cascade Natural Gas Corp., CTG Resources, Inc., Eastern Enterprises, Energen Corp., Laclede Gas Co., MCN Energy Group, Inc. (formerly MCN Corp.), National Fuel Gas Co., New Jersey Resources Corp., NICOR, Inc., NW Natural, NUI Corp., Pennsylvania Enterprises, Inc., Peoples Energy Corp., Piedmont Natural Gas Co., Inc., Public Service Co. of North Carolina, Inc., South Jersey Industries, Inc., SEMCO Energy, Inc., Southern Union Co., Southwest Gas Corp., Southwestern Energy Co., UGI Corp., Washington Gas Light Co. and WICOR, Inc. The companies to be included in the peer group were determined by one of the Company's investment bankers and approved by the Company's Compensation Committee.

     From year to year, the Company's investment bankers review the composition of the peer group to ensure comparability among the member companies. If in their judgment a company is determined not to be comparable, it will be removed from the peer group and, if possible, replaced with a comparable company. Companies can also be removed if they are acquired or merged out of existence. Based upon an assessment of the comparability of the existing peer group, the Company's investment bankers changed the peer group used for fiscal year 1997 (the "1997 Peer Group") by removing both Pacific Enterprises and the former KeySpan Energy Corp., which were each merged out of existence. The following graph reflects comparisons of total return for the Peer Group, the S&P 500 and the S&P Utilities.

Total Return to Shareholders (1) (2)

                      [INSERT GRAPH A]

	        1993    1994     1995    1996     1997     1998
IEI	           0  (10.76%)  2.63%   21.02%   54.67%   69.86%
Peers	           0  (11.50%)   .26%   27.00%   51.75%   55.29%
S&P 500           0    3.69%  34.53%   61.88%  127.36%  147.92%
S&P Utilities     0  (13.10%) 10.88%   19.19%   36.33%   77.27%


 (1) The total returns on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the Peer Group, the S&P 500 Composite and the S&P Utilities Index are based on the stock price or composite index at the end of fiscal year 1993.

(2) As discussed in the "Compensation Committee Report" above, the Stock Plan also measures the Company's total return to shareholders. However, the Stock Plan methodology requires a determination of the total return to shareholders of the Company and the peer group companies by comparing a 12-month average trading price at the end of the measuring period with a 12-month average price preceding the measuring period. Unlike the Stock Plan methodology, the methodology used in preparing the above performance graph requires a measurement of the total return to shareholders of the Company and of the peer group companies at specific points in time--activity as of September 30, 1993, compared with activity as of September 30, 1994, 1995, 1996, 1997 and 1998. Moreover, the Stock Plan also uses a three-year measurement period versus the five-year measurement period used in the above performance graph. Finally, the Stock Plan's measurement of peer group companies' performance is not weighted by the companies' relative market capitalization, while the above performance graph does use such weighting. Because of the differences in these two methodologies, the measurements produced by the Stock Plan and the above performance graph will vary.

Return on Equity (1) (2) (3) (4)

                      [INSERT GRAPH B]

	        1993    1994     1995    1996     1997
IEI	       14.68%   13.00%  11.94%   14.63%   14.69%
Peers	       10.34%   11.40%   9.15%   12.05%   11.51%


(1) Under the Incentive Plan, payments are awarded on the basis of the Company's average return on equity compared to that of the peer group in any fiscal year and are paid in the first quarter of the succeeding fiscal year. Accordingly, payments paid to executive officers in the first quarter of fiscal year 1998 were based on the Company's comparative return on equity during the fiscal year 1997, and so on, back to 1988, the first year in which payments were made.

(2) For purposes of the Incentive Plan, average return on equity for both the Company and the peer group has been computed using the simple average of beginning and ending common shareholders' equity as of September 30.

(3) The peer group return on equity by fiscal year reflects the peer group for each of those years as determined by the Company's investment bankers and approved by the Compensation Committee. See the discussion above under "Corporate Performance."

(4) This return on equity graph reflects a 14.7 percent return on equity figure for the Company for fiscal year 1997. As explained in Part B of the Compensation Committee Report relating to "Annual Compensation", Indiana Gas recognized an after-tax restructuring charge of $24.5 million. The board of directors, with the concurrence of its independent members, approved the restructuring charge as a result of the restructuring of Indiana Gas' operations for fiscal year 1997. As permitted under the Incentive Plan, on October 31, 1997, the independent members of the board of directors determined that the restructuring charge should be excluded when measuring the Company's fiscal year 1997 consolidated return on equity under the Incentive Plan. Accordingly, the return on equity prior to the restructuring charge is included in this graph. After the restructuring charge, the Company's consolidated return on equity for fiscal year 1997 was 7.0 percent. This figure is included in the return on equity graph contained in the Company's annual report.

RETIREMENT SAVINGS PLAN

     During the past fiscal year, the Company sponsored the Retirement Savings Plan which covers both bargaining and non-bargaining employees. In general, the Savings Plan permits participants to elect to have not more than 15 percent of their qualified compensation (subject to certain maximums imposed on highly compensated employees by the Internal Revenue Code) invested on a tax-deferred basis in shares of the Company's Common Stock or various investment funds. Non-bargaining participants in the Savings Plan have matching Company contributions made to the plan on their behalf equal to 100 percent of their contributions not in excess of 3 percent of their individual redirected compensation, and 50 percent of their contributions in excess of 3 percent, but not in excess of 8 percent of their individual redirected compensation. Also, a 2.5 percent lump sum Company contribution is made to the Savings Plan for all eligible non-bargaining employees at the end of each year.

     The Summary Compensation Table shows the value of contributions made to the plan for executive officers in the column marked "All
Other Compensation."

RETIREMENT PLANS

     During the past fiscal year, the Company and Indiana Gas each sponsored a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries, and of Indiana Gas, respectively, who meet certain age and service requirements. The Company's plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The remuneration covered by this plan includes all compensation for regular work periods (excluding overtime, bonuses and other forms of additional compensation). As of July 1, 1991, the retirement plans maintained by Terre Haute and Richmond were merged into, and became part of, the Indiana Gas defined benefit pension plan.

     During the past fiscal year, the Company had a supplemental pension plan covering the principal officers of the Company and its subsidiaries. The supplemental pension plan provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. The supplemental pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein, including service requirements. This supplemental pension plan also provides a reduced benefit to a participant who voluntarily terminates his employment with a participating employer (which may consist of the Company or one or more of its subsidiaries) before normal retirement age (65), but following a change in control of the Company. The remuneration covered by the supplemental pension plan includes all compensation for regular work periods (including incentive payments and other forms of additional compensation).

     Upon retirement at or after age 65, any participant in the supplemental pension plan will, in general, be entitled to an annual pension for life which, when added to primary Social Security benefits, defined benefit pension plan benefits, described above, and benefits under the Retirement Savings Plan attributable to contributions by participants' employers, will equal approximately 65 percent of the participant's average annual compensation during the 60 consecutive calendar months immediately preceding the participant's retirement date. The amounts paid under the supplemental pension plan are unfunded and are paid from the general assets of the Company.

     The following table illustrates the estimated normal annual retirement benefits payable to a covered participant retiring at age 65 under the supplemental pension plan and under the defined benefit plan based on the specified remuneration and under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries. The compensation included in the Summary Compensation Table under salary and payments under the annual Incentive Plan qualifies as remuneration for purposes of these plans. The amounts shown do not reflect reductions, which would result from joint and survivor elections.

                            Pension Table
                   15 or More Years of Service (1)

                 Remuneration     Amount of Benefits
                     Level               (2)
                  $125,000            $ 81,250
                   150,000              97,500
                   175,000             113,750
                   200,000             130,000
                   225,000             146,250
                   250,000             162,500
                   300,000             195,000
                   350,000             227,500
                   400,000             260,000
                   450,000             292,500
                   500,000             325,000

 (1) The compensation covered by the plans includes the salary and incentive payments shown on the Summary Compensation Table.
      Years of service are not used in calculating the benefit amount under the Unfunded Supplemental Retirement Plan. The amounts shown above are offset by Social Security and benefits under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries.

  (2) Although the benefit attributable to the Savings Plan may be paid in a single lump sum payment, it has been converted to an annual benefit for purposes of this table. The estimated aggregate annual pension plan benefit may be greater than the amounts in the table to the extent that the Savings Plan benefit, after conversion to an annual benefit and when added to the annual benefit under the applicable defined benefit plan, exceeds the amount specified in the table. Since the Savings Plan has only been in effect for a few years, it is unlikely in the near future that the aggregated Savings Plan benefit and defined benefit plan benefits will exceed the amount specified in the table.

           EMPLOYMENT AND TERMINATION BENEFITS AGREEMENTS

     The Company, with approval of the board of directors, has entered into employment agreements with five out of the six executive officers listed in the Summary Compensation Table. Each agreement continues unless notice of termination is given by either party, in which event the agreement will terminate three years from the date of the notice. The period between notice and termination is defined as an "employment period" under each agreement. Each officer is entitled to compensation consisting of the annual aggregate base salary or salaries, and such additional compensation as the board determines throughout the employment period. Each agreement is also subject to termination in the event of disability, death, or voluntary retirement by the individual or his termination for cause.

     The Company, with approval of the board of directors, has entered into termination benefits agreements with each of the executive officers listed in the Summary Compensation Table. With the exception of Timothy M. Hewitt, the agreements provide that if there is an acquisition of control of the Company (as defined in the agreements), the Company is obligated to pay the termination benefits under the following conditions:

     Within three years the Company terminates the employment of the executive for any reason (other than cause, death, the executive's attainment of age 65, or the executive's total and permanent disability); or

     Within three years the executive voluntarily terminates his employment for good reason (i.e., certain material changes in the terms of the executive's employment); or

     The executive voluntarily terminates his employment without reason during the 30-day period immediately following the first anniversary of the acquisition of control.

     The termination benefits payment is the executive's average annual compensation for the most recent five calendar years multiplied by 299.99%. The initial term of the agreements expires on October 1, 2002 and shall be automatically extended for one year periods unless the Company notifies the executive prior to October 1 of each succeeding year that the Agreement will terminate at the end of the five year period that begins with October 1 following the date of such written notice. The agreement with Mr. Hewitt is comparable to the agreements described above, except that the provisions of Mr. Hewitt's agreement, including the termination benefits payment, are predicated upon the use of one year rather than three years.

            INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

     Arthur Andersen, L.L.P., Indianapolis, has been selected by the board of directors as the independent public accountants of the Company and its subsidiaries for fiscal year 1999. The selection was made upon the recommendation of the Audit Committee of the board of directors. See "Meetings and Committees of the Board of Directors." Arthur Andersen, L.L.P. has served as auditors for the Company since 1986 and for Indiana Gas since its organization in 1945. A representative of that firm will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to questions.

                   COST AND METHOD OF SOLICITATION

     The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in soliciting proxies from shareholders, including brokers' accounts, at an estimated fee of $5,000 plus reasonable out-of-pocket expenses.
In addition, some of the officers and regular employees of the Company, who will receive no compensation therefor in addition to their regular salaries, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy material to beneficial owners.

                            ANNUAL REPORT

     A copy of the Company's annual report, including consolidated financial statements for the fiscal year ended September 30, 1998, was mailed to shareholders on or about December 4, 1998.

                          REVOCATION RIGHTS

     A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

               NOMINATION OF DIRECTORS BY SHAREHOLDERS

     If a shareholder entitled to vote for the election of directors at a shareholders' meeting desires to nominate a person for election to the board of directors of the Company, pursuant to the Company's By-Laws, any such nominations must be made pursuant to notice delivered to, or mailed and received at, the principal office of the Company, not less than 50 days nor more than 90 days prior to the meeting. However, in the event that less than 60 days' notice of the meeting is given, the shareholder's notice must be received not later than the tenth day following the date of notice of the meeting. Such shareholder's notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

           SHAREHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

     Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 2000 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2000 annual meeting, shareholder proposals must be received at the Company's principal office, 1630 North Meridian Street, Indianapolis, Indiana 46202-1496, Attention: Corporate Secretary, no later than August 6, 1999, and must otherwise comply with the requirements of Rule 14a-8.

     If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company's Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company's Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder's notice must be delivered to, or mailed and received at, the principal office of the Company not less than 50 days nor more than 90 days prior to the meeting, provided, however, that if less than 60 days' notice of the meeting date is given, notice by the shareholder must be so received by the Company not later than the tenth day following the day on which the notice is given. In addition, if the Company does not receive the shareholder's notice within the time period described above, the proxies designated by the board of directors for that meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the Company's proxy statement or on the proxy card for such meeting.

                 By order of the board of directors.

                                          INDIANA ENERGY, INC.



                             /s/ Anthony E. Ard
                          By ANTHONY E. ARD

           Secretary and Senior Vice President-Corporate Affairs
                        Indianapolis, Indiana
                          December 4, 1998




     Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.